Exhibit 15.1
Grant Thornton LLP
333 Clay Street, 27th Floor
Houston, Texas 77002
Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002-4109
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Sterling Chemicals, Inc. and subsidiaries for the three and six-month periods ended June 30, 2008, as indicated in our report dated August 13, 2008; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 is incorporated by reference in Registration Statement No. 333-105794 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
GRANT THORNTON LLP
Houston, Texas
August 14, 2008